Exhibit 10.5

A.P. PHARMA, INC.

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement (the “Agreement”) is dated as of April 25, 2011, by and between John B. Whelan (“Employee”) and A.P. Pharma, Inc., a Delaware corporation (the “Company”). This Agreement is intended to provide Employee with certain benefits described herein upon the occurrence of specific events.

RECITALS

A. The Company’s Board of Directors believes it is in the best interests of the Company and its shareholders to retain Employee and provide incentives to Employee to continue in the service of the Company.

B. The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon Employee’s Involuntary Termination or a Change of Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain employed with the Company, notwithstanding the possibility of a Change of Control.

D. To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

It is therefore agreed as follows:

1. At-Will Employment. The Company and Employee acknowledge that Employee’s employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason. If Employee’s employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement or otherwise agreed to by the Company. The terms of this Agreement shall terminate upon the earlier of: (i) the date on which Employee ceases to be employed as a corporate officer of the Company, other than as a result of an Involuntary Termination; or (ii) the date that all obligations of the parties hereunder have been satisfied. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement. The rights and duties created by this Section 1 are contingent upon Employee’s release of claims against the Company (at the time of termination in a form reasonably satisfactory to the Company) and may not be modified in any way except by a written agreement executed by an officer of the Company upon direction from the Board of Directors.

2. Benefits Upon Termination of Employment.

(a) Severance Upon Involuntary Termination. In the event that Employee suffers an Involuntary Termination at any time under circumstances other than as covered in paragraph 2(b) below, then in addition to all salary and bonuses accrued as of the date of Employee’s termination of employment, Employee will be entitled to receive severance benefits as follows: (i) during the period commencing on the date of Employee’s termination and ending on the date twelve (12) months after the effective date of the termination (the “Severance Period”) the Company shall pay to Employee an amount equal to the monthly base salary which Employee was receiving immediately prior to the Involuntary Termination in accordance with the Company’s standard payroll practices; (ii) the average bonus paid by the Company to Employee for services during each of the three 12- month periods (or such shorter period of time during which Employee was eligible for a bonus) prior to the Involuntary Termination date, which payments shall be paid during the Severance Period in accordance with the Company’s standard payroll practices; and (iii) reimbursement for or continuation of payment by the Company of its portion of the health insurance benefits provided to Employee immediately prior to the Involuntary Termination pursuant to the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable law through the earlier of the end of the Severance Period or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law. In addition, Employee’s stock options, restricted stock and other equity awards shall immediately vest, become exercisable and/or the restrictions thereon lapse with respect to that number of shares of Company common stock that otherwise would have vested during the Severance Period had Employee’s employment continued. Employee’s stock options, restricted stock and other equity awards shall otherwise be subject to the terms of the plan and option or award agreement pursuant to which such options and other equity awards were granted.

(b) Severance Upon a Change in Control. In the event that Employee suffers an Involuntary Termination within the twelve (12) month period following the effective date of a Change of Control, then in addition to all salary and bonuses accrued as of the date of Employee’s termination of employment, Employee will be entitled to receive severance benefits as follows: (i) during the period commencing on the date of Employee’s termination and ending on the date eighteen (18) months after the effective date of the termination (the “Change of Control Severance Period”) the Company shall pay to Employee an amount equal to the greater of (A) the monthly base salary which Employee was receiving immediately prior to the Involuntary Termination or (B) the monthly base salary which Employee was receiving immediately prior to the Change of Control, in each case, in accordance with the Company’s standard payroll practices; (ii) one hundred and fifty percent (150%) of the average bonus paid by the Company to Employee for services during each of the three 12- month periods (or such shorter period of time during which Employee was eligible for a bonus) prior to the Involuntary Termination date, which payments shall be paid during the Change of Control Severance Period in accordance with the Company’s standard payroll practices; and (iii) reimbursement for or continuation of payment by the Company of its portion of the health insurance benefits provided to Employee immediately prior to the Involuntary Termination pursuant to the terms of COBRA or other applicable law through the earlier of the end of the Change of Control Severance Period or the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law. In addition, Employee’s stock options, restricted stock and other equity awards shall immediately vest, become exercisable and/or the restrictions thereon lapse with respect to one hundred percent (100%) of the shares of Company common stock subject thereto. Employee’s stock options, restricted stock and other equity awards shall otherwise be subject to the terms of the plan and option or award agreement pursuant to which such options and other equity awards were granted.

(c) Termination for Cause. Notwithstanding any other provision of this Agreement, if Employee’s employment is terminated for Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits or any continuation or acceleration of stock option vesting or relinquishment of forfeiture and transfer restrictions on restricted stock awards. Employee will receive payment(s) for all salary and bonuses accrued as of the date of Employee’s termination of employment.

(d) Voluntary Resignation. If Employee voluntarily resigns from the Company under circumstances which do not constitute an Involuntary Termination, then Employee shall not be entitled to receive payment of any severance benefits, or option acceleration, or relinquishment of forfeiture and transfer restrictions. Employee will receive payment(s) for all salary and bonuses accrued as of the date of Employee’s termination of employment.

3. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) “Cause” means any of the following: (i) Employee’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company or Affiliate documents or records; (ii) Employee’s material failure to abide by a Company’s or Affiliate’s code of conduct or other policies (including without limitation, policies relating to confidentiality and reasonable workplace conduct); (iii) Employee’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company or an Affiliate (including, without limitation, Employee’s improper use or disclosure of confidential or proprietary information); (iv) any intentional act by Employee which has a material detrimental effect on the Company or an Affiliate’s reputation or business; (v) Employee’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company or an Affiliate (including, without limitation, habitual absence from work for reasons other than illness), and a reasonable opportunity to cure, such failure or inability; (vi) any material breach by Employee of any employment or service agreement between Employee and the Company or an Affiliate, which breach is not cured pursuant to the terms of such agreement; or (vii) Employee’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Employee’s ability to perform his or her duties with the Company or an Affiliate.

(b) “Change in Control” means the occurrence of any of the following:

(i) an Ownership Change Event or a series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or such surviving entity immediately outstanding after the Transaction, or, in the case of an Ownership Change Event the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or

(ii) the liquidation or dissolution of the Company.

For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Board shall have the right to determine whether multiple sales or exchanges of the voting securities in the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive. The Board may also, but need not, specify that other transactions or events constitute a Change in Control.

(c) “Involuntary Termination” shall include any termination by the Company other than for Cause and Employee’s voluntary termination within sixty days following the occurrence of any of the following events without Employee’s written consent: (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with Employee’s position with the Company and Employee’s prior duties, responsibilities and requirements or a material negative change in Employee’s reporting relationship; (ii) a material reduction of Employee’s base compensation (other than in connection with a general decrease in base salaries for most officers of the Company or successor corporation); or (iii) Employee’s refusal to relocate to a facility or location more than forty miles from the Company’s current location, provided that Employee will not resign due to such change, reduction or relocation without first providing the Company with written notice of the event or events constituting the grounds for his voluntary resignation within thirty days of the initial existence of such grounds and a reasonable cure period of not less than thirty days following the date of such notice.

(d) “Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company.

4. Limitation and Conditions on Payments.

(a) Parachute Payments. In the event that the severance and other benefits provided for in this Agreement to the Employee: (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under Sections 2(a) and 2(b) shall be payable either:

(i) in full; or

(ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits under Section 2(a) and 2(b), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 4 shall be made in writing by independent public accountants selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. Any reduction in severance benefits required by this Section 4 shall occur in a manner necessary to provide the service provider with the greatest economic benefit. If more than one manner of reduction of severance benefits necessary to arrive at the reduced amount yields the greatest economic benefit to the service provider, the payments and benefits shall be reduced pro rata.

(b) Release Prior to Receipt of Benefits. Prior to the receipt of any benefits under this Agreement, Employee shall execute and allow to become effective, a release of claims agreement in a form acceptable to the Company (the “Release”) not later than fifty-two (52) days following Employee’s employment termination in the form provided by the Company. Such Release shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution and shall confirm Employee’s obligations under the Company’s standard form of proprietary information agreement. In no event will severance benefits be provided to Employee until the Release becomes effective. In the event severance payments are delayed because of the effective date of the Release, the Company will pay Employee the severance payments, that Employee would otherwise have received under Section 2(a) on or prior to the effective date of the Release, on the first regular payroll pay day following the effective date of the release, with the balance of the payments being paid as originally scheduled.

5. Section 409A. All severance payments to be made upon a termination of employment under this Agreement may be made only upon a “separation of service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s separation from service to be a “specified employee” for purposes of Code Section 401A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation of service” with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 5 shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. It is intended that none of the severance payments and benefits to be provided hereunder will be subject to Section 409A of the Code and any ambiguities herein will be interpreted to be so exempt. Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, to the extent that any amendment to this Agreement with respect to the payment of any severance payments or benefits would constitute under Code Section 409A a delay in a payment or a change in the form of payment, then such amendment must be done in a manner that complies with Code Section 409A(a)(4)(C).

6. Conflicts. Employee represents that Employee’s performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that Employee is entering into or has entered into an employment relationship with the Company of Employee’s own free will and that Employee has not been solicited as an employee in any way by the Company.

7. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the Effective Date, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

(f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of San Mateo, California, in accordance with the rules of the American Arbitration

Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.

(g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

(h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 9(h) shall be void.

(i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l) Renewal. This Agreement shall remain in effect until December 31, 2011 and shall be automatically renewed for additional one year periods unless not later than three months prior to December 31st of any year either party gives written notice to the other party of the intention to terminate the Agreement effective December 31st of that year, provided, that in no event shall this Agreement terminate during the twelve (12) month period commencing upon a Change of Control.

[Signature page follows]

The parties have executed this Agreement on the date first written above.

A.P. PHARMA, INC.

By:	/s/ Paul Goddard
Name:	Paul Goddard, Ph.D.
Title:	Chairman

EMPLOYEE

Signature:	/s/ John Whelan
John B. Whelan

Address: